Exhibit 99.1

EXPRESSJET REPORTS EXPIRATION OF TENDER OFFER AND NOTES TO BE REPURCHASED

            HOUSTON, July 31, 2008 - ExpressJet Holdings (NYSE: XJT) today announced the expiration and results of its tender offer with respect to $128.2 million aggregate principal amount of its 4.25% Convertible Notes Due 2023.

            The Paying Agent, The Bank of New York Mellon Global Corporate Trust, reported that $58.9 million in aggregate principal amount of outstanding notes had been validly tendered for purchase as of 5:00 P.M. Eastern on July 31, 2008.  As a result and pursuant to the terms of the tender offer, the company will issue 161,494,295 shares of common stock in payment of the repurchase price for the principal amount of the notes validly tendered and to settle accrued and unpaid interest due August 1, 2008.

            Following the completion of the tender offer, the company will have $69.3 million aggregate principal of its 4.25% Convertible Notes due 2023 remaining outstanding.  Noteholders of record on August 2, 2008, will automatically receive the benefits of the supplemental indenture that becomes effective the same day.  From August 2 forward, the notes will be referred to as 11.25% Convertible Notes due 2023.

            The company will report its second quarter financial results and provide a further strategic update on Wednesday, August 6, 2008, at 10:00 a.m. EDT (9:00 a.m. CDT).

            A live webcast of the call will be available at www.expressjet.com.  To access the conference call by phone, dial (866) 638-3022 approximately 10 minutes prior to the scheduled start time and ask to join the ExpressJet call.  International callers should dial (630) 691-2765.

About ExpressJet

ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC. ExpressJet Airlines serves 166 destinations in North America and the Caribbean with approximately 1,450 departures per day. Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; and ExpressJet branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States. ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States. For more information, visit www.expressjet.com.

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